Exhibit 99.1
news release
For Immediate Release
Employers Holdings, Inc. Reports First Quarter 2017 Results

•	First quarter net income, net income excluding the impact of the LPT and operating income of $23.2 million, $20.3 million and $18.9 million, respectively.

•	Annualized operating return on adjusted equity of 8.0%.

•	First quarter combined ratio of 94.9% and combined ratio excluding the impact of the LPT of 96.6%, each an improvement year-over-year.

•	First quarter net written premiums of $196.1 million, an increase of $7.4 million year-over-year.

•
GAAP book value per share of $26.88, book value per share of $32.20 and adjusted book value per share of $29.65, increased 3.3%, 2.3% and 1.7%, respectively, in the first quarter of 2017, including dividends declared.

•	In-force payroll exposure increased 0.2% overall, year-over-year.

•	In-force policies were flat overall, year-over-year.

•	Net earned premiums increased 1.6% in the quarter, year-over-year.

•	Net investment income increased $1.0 million in the quarter, year-over-year.

•	Board of Directors approved quarterly dividend per share of $0.15.

Reno, Nevada-April 26, 2017-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported net income and net income excluding the impact of the LPT of $23.2 million ($0.70 per diluted share) and $20.3 million ($0.62 per diluted share), respectively, for the first quarter of 2017. Operating income was $18.9 million ($0.57 per diluted share) for the quarter ended March 31, 2017. The Company’s underwriting and other operating expense ratio and loss ratio before the LPT decreased in the quarter. The Company’s commission expense ratio increased slightly over the previous year’s first quarter.

Chief Executive Officer Douglas Dirks commented on the results:

“We are pleased with our first quarter 2017 results. Today we reported higher premiums, underwriting income and investment income for the first quarter compared with the comparable period last year. We achieved an annualized return on adjusted equity of 8%, consistent with last year's first quarter, as we grew stockholders’ equity and book value per share. We continue to drive strong new business growth and maintain high levels of retention for our in-force policies, despite competitive market conditions, while improving loss costs. Our claim trends continue to be positive in terms of declining frequency and we have been successful in closing claims on an accelerated basis.

“Given the strength of our balance sheet, the strong execution of our underwriting, claims and investment strategies and our active capital management, we believe that we are well positioned for the current market cycle.”

First Quarter 2017 Results
(All comparisons vs. first quarter 2016, unless noted otherwise).

Net income of $23.2 million increased $1.4 million. The increase in net income reflects increases in net investment income, realized gains, underwriting income, net earned premium, lower underwriting and other operating expenses and slightly higher income tax expense. Our effective tax rate of 21.4% was consistent with that of the first quarter of 2016.

Underwriting results

•	The combined ratio before the impact of the LPT remained strong at 96.6%.

•	The loss ratio before the LPT of 63.8% decreased 0.2 percentage points.

•
The commission expense ratio of 12.3% increased 0.5 percentage points due to higher base commissions paid in the first quarter of 2017 and a true-up of agency incentive commissions that lowered our commissions during the first quarter of 2016.

•	The underwriting and other expense ratio of 20.4% decreased 0.6 percentage points due to lower bad debt, premium taxes and assessments.

Gross written premiums of $197.6 million increased $6.9 million due to higher final audit premium and new business growth. The increase in final audit pickup can be attributed to higher payroll at final audit driven by increases in hours worked and the number of full-time employees.

In-force premium in states outside California grew 0.8% while in-force premium in California decreased by 1.5%. Policy count outside of California grew 5.3% while policy count in California declined 5.0%. Retention remained high and overall renewal premiums were flat in the first quarter year-over-year with increases in payroll exposure being offset by a 1.8% decrease in average rate.

Net investment income of $18.8 million increased $1.0 million relative to the first quarter of last year, driven by an increase in invested assets and a slight shift in asset mix. Net realized gains on investments were $2.2 million in the first quarter compared with $1.5 million in the first quarter of last year.

Recently Adopted Accounting Standard

In March 2016 the Financial Accounting Standards Board issued Accounting Standards Update Number 2016-09, Compensation - Stock Compensation (Topic 718) that impacted the net tax benefits on the Company's stock-based compensation. The Company elected to early adopt this standard in the third quarter of 2016 with an effective date of January 1, 2016. Adoption of this standard resulted in a $0.8 million reduction to income tax expense and a corresponding increase to net income for the three months ended March 31, 2016.

Stockholders’ Equity including the Deferred Gain, Second Quarter 2017 Dividend Declaration

Stockholders’ equity plus Deferred reinsurance gain - LPT Agreement was $1,039.4 million, an increase of 2.4% from year-end 2016, including an $8.0 million increase in after-tax net unrealized investment gains.

The Board of Directors declared a second quarter 2017 dividend of $0.15 per share. The dividend is payable on May 24, 2017 to stockholders of record as of May 10, 2017.

Conference Call and Web Cast; Form 10-Q; Supplemental Materials

The information in this press release should be read in conjunction with the financial supplement that is attached to this press release and is available on our website.

Reconciliation of Non-GAAP Financial Measures to GAAP

Within this earnings release we present various financial measures, some of which are a "non-GAAP financial measure" as defined in Regulation G pursuant to Section 401 of the Sarbanes - Oxley Act of 2002. A description of these non-GAAP financial measures, as well as a reconciliation of such non-GAAP measures to the Company's most directly comparable GAAP financial measures is included in the attached Financial Supplement. Management believes that these non-GAAP measures are meaningful to the Company's investors, analysts and other interested parties who benefit from having an objective and consistent basis for comparison with other companies within our industry. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies. Other companies may calculate these measures differently, and, therefore, these measures may not be comparable.

The Company will host a conference call on Thursday, April 27, 2017, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (404) 537-3406 or (855) 859-2056 with a pass code of 98293259.

EHI expects to file its Form 10-Q for the quarter ended March 31, 2017, with the Securities and Exchange Commission (“SEC”) on or about Thursday, April 27, 2017. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.

The Company provides a list of portfolio securities in the Calendar of Events, “Investors” section of its website at www.employers.com. The Company also provides investor presentations on its website.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's future performance, business growth, retention rates, loss costs and claim trends. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).

Contact:

Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.

Copyright © 2017 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.
Additional information can be found at:
http://www.employers.com.